Exhibit 12

[Month and Day], 2011

BlackRock International Fund
a series of BlackRock Series, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

BlackRock International Value Fund
a series of BlackRock International Value Trust
100 Bellevue Parkway
Wilmington, Delaware 19809

Ladies and Gentlemen:

You have asked us for our opinion concerning certain U.S. federal income tax consequences to (i) BlackRock International Fund (the “Acquiring Fund”), a separate series of BlackRock Series, Inc. (the “Acquiring Portfolio”), a Maryland corporation, (ii) BlackRock International Value Fund (the “Acquired Fund”), a separate series of BlackRock International Value Trust (the “Acquired Portfolio”), a Massachusetts business trust, and (iii) the holders (the “Acquired Fund Shareholders”) of voting shares of beneficial interest of the Acquired Fund (the “Acquired Fund Shares”), when the Shareholders receive solely voting shares of beneficial interest of the Acquiring Fund (the “Acquiring Fund Shares”) in exchange for their Acquired Fund Shares pursuant to the acquisition by the Acquiring Fund of all of the assets of the Acquired Fund in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of certain stated liabilities of the Acquired Fund, and the subsequent contribution of the assets of the Acquired Fund to Master International Portfolio, a series of BlackRock Master LLC (the “Master Acquiring Fund”), a Delaware limited liability company (the “Reorganization”), all pursuant to the Agreement and Plan of Reorganization, dated [Month and Day], 2011, adopted by the Board of Directors of the Acquiring Portfolio on behalf of the Acquiring Fund and by the Board of Trustees of the Acquired Portfolio on behalf of the Acquired Fund (the “Plan”). This opinion is being delivered pursuant to Section 8.6 of the Plan. The assets to be acquired by the Acquiring Fund are defined in Section 1.2 of the Plan (“Assets”). The liabilities to be assumed by the Acquiring Fund are defined in Section 1.3 of the Plan (“Stated Liabilities”).

     We have reviewed such documents and materials as we have considered necessary for the purpose of rendering this opinion. In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform in all material respects to the proposed forms of such documents that we have examined. In addition, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     We have made inquiry as to the underlying facts that we considered to be relevant to the conclusions set forth in this letter. The opinions expressed in this letter are based upon certain factual statements relating to the Acquiring Fund and the Acquired Fund set forth in the Plan and representations made in letters from the Acquiring Fund and the Acquired Fund addressed to us for our use in rendering this opinion (the “Tax Representation Letters”). We have no reason to believe that these representations and facts are not valid, but we have not attempted to verify independently any of these representations and facts, and this opinion is based upon the assumption that each of them is accurate.

     The conclusions expressed herein are based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.

     Based upon the foregoing, we are of the opinion that for U.S. federal income tax purposes:

  the transfer of the Assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Acquired Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in complete dissolution and liquidation of the Acquired Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Acquired Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

  under Section 1032 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Acquired Fund;

  under Section 361 and 357(a) of the Code, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets of the Acquired Fund to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Stated Liabilities of the Acquired Fund or upon the distribution of Acquiring Fund Shares to Acquired Fund Shareholders in exchange for such shareholders’ shares of the Acquired Fund in liquidation of the Acquired Fund, except for any gain or loss that may be required to be recognized solely or as a result of the close of the Acquired Fund’s taxable year due to the Reorganization or as a result of the transfer of any stock in a passive foreign investment company as defined in Section 1297(a) of the Code;

  under Section 354 of the Code, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares solely for Acquiring Fund Shares pursuant to the Reorganization;

  under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor by such shareholder;

  under Section 1223(1) of the Code, the holding period of Acquiring Fund Shares to be received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which the Acquired Fund Shares exchanged therefor were held by such shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization;

  under Section 362(b) of the Code, the tax basis of the Assets acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Acquired Fund immediately before the Reorganization, except for certain adjustments that may be required to be made solely as a result of the close of the Acquired Fund’s taxable year due to the Reorganization or as a result of gain recognized on the transfer of certain assets of the Acquired Fund;

  under Section 1223(2) of the Code, the holding period of the Assets in the hands of the Acquiring Fund will include the period during which those Assets were held by the Acquired Fund except for any assets which may be marked to market for U.S. federal income tax purposes on the termination of the Acquired Fund’s taxable year or on which gain was recognized upon the transfer to the Acquiring Fund; and

  because the Master Acquiring Fund is a disregarded entity under Treasury Regulation 301.7701-3(b)(1)(ii), the contribution of the Assets by the Acquiring Fund to the Master Acquiring Fund will have no tax consequences to the Target Fund or the Acquiring Fund.

     Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Plan, the Tax Representation Letters and in the various other documents related thereto. We do not express an opinion as to the effect of the Reorganization on the Acquired Fund with respect to the recognition of any unrealized gain or loss for any Asset that is required to be marked to market for U.S. federal income tax purposes upon termination of the Acquired Fund’s taxable year or as a result of the transfer of certain assets of the Acquired Fund. Our opinion may not be relied upon if any of such certifications, representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

Sincerely yours,